                                                                    EXHIBIT 99.1
                                 Contact:    Arthur Newman
                                             Chief Financial Officer
                                             (615) 301-3300
                                             ir@healthstream.com

                                             Media
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             (615) 301-3237
                                             mollie.condra@healthstream.com



                  HEALTHSTREAM ANNOUNCES THIRD QUARTER 2003 RESULTS


HIGHLIGHTS:

         - Revenues of $4.3 million in third quarter 2003, up 7% from third quarter 2002 and down 7% over second quarter 2003

         - Net loss of $0.6 million, reduced by $1.8 million (74%) over the same quarter in 2002

         - Positive cash flow (as measured by EBITDA) of $74,000 for the third quarter, up from an EBITDA loss of $1.5 million in the third quarter 2002, resulting in cash and investments over $18 million

         - 730,000 healthcare professional subscribers now fully implemented on Internet-based learning network, up from 700,000 in prior quarter

         - New "first to market" workforce development solution, Competency Compass(TM), launched, resulting in four new contracts

         - First HospitalDirect(TM) contract signed for product training to hospital-based healthcare professionals


NASHVILLE, TENN. (OCTOBER 28, 2003)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2003.

FINANCIAL RESULTS:
THIRD QUARTER 2003 COMPARED TO THIRD QUARTER 2002
Revenues for the third quarter of 2003 increased by $284,000, or 7 percent, to $4.3 million, compared to $4.1 million for the third quarter of 2002. This year-over-year revenue growth is the result of our continued success in executing our core strategy, led by growth in the subscriber base of our HealthStream Learning Center(TM) of $410,000 and $285,000 of growth in add-on courseware, primarily HIPAA-related. These revenue increases were partially offset by anticipated lower licensing and maintenance fees of $250,000 related to our installed learning management products and declines in our live event activities of $160,000. The portion of revenues derived from our recurring Internet-based subscription products increased to 63 percent of total revenues for the third quarter of 2003 from 50 percent during the same quarter in 2002.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved slightly to approximately 68 percent for the third quarter of 2003 from 67 percent in the third quarter of 2002. The improvement is primarily a result of the change in revenue mix mentioned above. Net loss for the third quarter of 2003 was $0.6 million, or ($0.03) per share, compared to a net loss of $2.4 million, or ($0.12) per share, for the third quarter of 2002. The reduction in net loss over the prior year quarter resulted from increased revenues, reductions in personnel and related expenses, reduced commission expense due to revised commission structures, reductions in other operating expenses, as well as lower depreciation and amortization. These expense improvements were partially offset by increased royalties associated with sales of HIPAA-related courseware subscriptions.

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EBITDA (which we define as earnings or loss excluding cumulative effect of change in accounting principle and before interest, taxes, depreciation, and amortization) improved to earnings of $74,000 for the third quarter of 2003, compared to a loss of $1.5 million for the third quarter of 2002. This improvement is a result of the factors mentioned above.

THIRD QUARTER 2003 COMPARED TO SECOND QUARTER 2003
Revenues were $4.3 million for the third quarter ended September 30, 2003 as compared with $4.7 million for the second quarter ended June 30, 2003. The anticipated decline in revenues was attributable to reductions associated with our live event business of $325,000, primarily the annual AORN Congress which was held during the second quarter. We also experienced an anticipated decline in maintenance fees from our installed learning management products of $40,000. These declines were partially offset by an increase of $60,000 in revenues from our Internet-based HealthStream Learning Center(TM).

Gross margins improved to 68 percent during the third quarter of 2003, from 66 percent during the second quarter of 2003 as a result of changes in our mix of revenues. Net loss for the third quarter ended September 30, 2003 was $0.6 million, or ($0.03) per share, compared to the second quarter 2003 loss of $1.0 million, or ($0.05) per share. The reduction in net loss was a result of personnel expense reductions, lower operating expenses, and lower sales and marketing expenses, primarily related to the annual e-learning summit which occurred during the second quarter.

OTHER FINANCIAL INDICATORS
During 2003, a number of our HealthStream Learning Center customers' contracts have come up for renewal. Contracts, both the number and the annual value, coming up for renewal will increase in 2004. We measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. For the quarter ended September 30, 2003, the account renewal rate was 92 percent and the annual value for the contracts renewed rate was 94 percent. Cumulatively for the nine months ended September 30, 2003, the account renewal rate was 88 percent and the annual value for the contracts renewed was 78 percent.

At September 30, 2003, the Company had cash, investments, and related interest receivable of $18.0 million, compared to $17.5 million at June 30, 2003. This $0.5 million increase for the third quarter of 2003 compares to a $1.3 million reduction during both the same period of 2002 and the second quarter of 2003. The improvement over the same period in the prior year resulted from both the operational improvements described above and improvement in Days Sales Outstanding (DSO). The improvement from the second quarter of 2003 is primarily a result of continued improvement in DSO. For the quarter ended September 30, 2003, DSO approximated 50 days, compared to approximately 61 days for the quarter ended June 30, 2003 and approximately 100 days for the quarter ended September 30, 2002. The Company calculates DSO by dividing the accounts receivable balance (excluding unbilled and other receivables) by average daily revenues for the quarter. Capital expenditures during both the third quarter of 2003 and 2002 approximated $0.2 million. Capital expenditures on a year to date basis totaled $0.5 million in 2003 and $0.4 million in 2002.


HOSPITAL-BASED CUSTOMER CHANNEL UPDATE
Our learning solutions are helping healthcare organizations improve their compliance with regulatory training that is mandated by the Occupational Safety & Health Administration (OSHA), complete training that is required for accreditation by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), and meet training requirements necessitated by the Health Insurance Portability and Accountability Act (HIPAA). In addition, our solutions offer customers the opportunity to train their employees in multiple clinical areas and assign training that reduces their organization's risk and improves patient safety, while recognizing significant cost-savings over traditional, classroom-based training.

At September 30, 2003, approximately 730,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) (HLC) for training and education, up from approximately 700,000 at the end of the second quarter of 2003. This compares to 507,000 fully implemented subscribers at September 30, 2002. The total number of contracted subscribers at September 30, 2003 was approximately 788,000, up from approximately 738,000 contracted subscribers at the end of the second quarter of 2003. "Contracted subscribers" include both those already implemented (730,000) and those in the process of being implemented (58,000).

HealthStream continues to actively transition its customers using one of its installed learning management systems to the Internet-based HealthStream Learning Center. In the third quarter, approximately 80 percent of the newly contracted subscriptions, representing approximately 40,000 healthcare professional subscribers, were among those who chose to make this transition.

While the number of customers choosing to transition to our Internet-based platform was strong, the rate of new account acquisitions fell below our expectations. We plan to offer targeted promotions to accelerate growth and expand our sales team by adding up to six additional sales professionals by the end of the first quarter of 2004.

During the third quarter, HealthStream launched the Competency Compass(TM), an online competency assessment solution for healthcare organizations. Effective in January 2004, new mandates by JCAHO will require assessment and documentation of core competencies for all employees in healthcare organizations. We believe HealthStream's Competency Compass is the "first to market" comprehensive solution for this training requirement, introducing the first unabridged dictionary of healthcare job profiles and associated competencies to the healthcare industry.

Since its marketing preview in June 2003, four healthcare organizations have contracted to add the Competency Compass to their organization's HealthStream Learning Center. These contracts range from two to three years, cover over 1,750 subscribers representing approximately 11 percent of the approximately 15,000 subscribers within these facilities that utilize our HealthStream Learning Center, and collectively have a contract value of $86,000. The revenue stream from each Competency Compass subscriber is 1.4 times more than the base subscription rate to the HealthStream Learning Center. One facility has contracted for all its employees while the other three intend to roll out this capability in a staged manner during 2004.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

The breadth of HealthStream's capabilities to offer full-service solutions to its customers continues to contribute to our ability to realize additional revenues from our existing customer base. In the third quarter, for example, a leading medical device company contracted for online accredited education for physicians, designed as a prerequisite to associated preceptorships contracted at the same time. In addition, another division of the same medical device company contracted for a series of workshops for physicians, while concurrently contracting for clinical education programs on the same topic for hospital-based nurses.

Following its debut on June 30, 2003, HospitalDirect(TM), a new software application for training hospital-based healthcare professionals about medical devices and/or pharmaceuticals was contracted by a medical device company. Reaching targeted hospitals both in HealthStream's learning network and outside of our network, nurses will be able to conveniently go online to HealthStream's platform and learn about this medical device company's flagship product. Training through HospitalDirect in hospitals, nurses will have the opportunity to immediately apply product knowledge where it will have the greatest impact to improve patient safety.

By subscribing to HospitalDirect, we believe medical device and pharmaceutical companies will be able to accelerate the process of educating the market about their products, while reducing their product launch and training expenses. With HealthStream's ability to reach any hospital that has Internet connectivity, HospitalDirect offers the industry an innovative new channel to connect product training with product users.


FINANCIAL EXPECTATIONS
Full year revenues are expected to approximate $17.8 million, with modest growth in revenues during the fourth quarter over the third quarter of 2003. Revenues from our Internet-based HealthStream Learning Center are expected to grow, but we anticipate that additional content revenues will be modestly lower than the third quarter as a result of expiration of certain HIPAA content contracts. We expect live event, content development, and clinical education revenues to increase from third quarter levels. We expect that gross margins as a percentage of revenues will decline somewhat due to the increase in lower margin content development and live event revenues. We expect that product development expenses will increase over the third quarter as we continue development of additional features and reporting capabilities of the HealthStream Learning Center product, while sales and marketing expenses should also increase due to increased commissions during the fourth quarter. Finally, we anticipate that general and administrative expenses will decline from the third quarter levels due to reductions in depreciation and amortization of intangibles. We expect to continue to achieve cash flow positive results, as measured by EBITDA, for the fourth quarter of 2003.

Commenting on third quarter results, Robert A. Frist, Jr., chief executive officer, said, "Achieving positive cash flow, as measured by EBITDA, marks a significant milestone for HealthStream. We have made strong progress financially, reducing net loss by $1.8 million or 74 percent in the last 12 months and increasing our cash and investments balance by $500,000 to over $18 million. Entering the fourth quarter with strong financial performance affords us a greater opportunity to focus on the growth of our recently introduced products: HospitalDirect and Competency Compass."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and corporate controller, will be held on Wednesday, October 29, 2003 at 9:00 a.m. (EST). To listen to the conference, please dial 800-915-4836 if you are calling within the domestic U.S. If you are an international caller, please dial 973-317-5319. The conference may also be accessed by going to www.healthstream.com/investor for the simultaneous Webcast of the call, which will subsequently be available for replay.


ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 730,000 healthcare professionals currently subscribe to the Internet-based Healthcare Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                                              -----------------------       -----------------------
                                                                2003           2002           2003           2002
                                                              --------       --------       --------       --------
Revenues                                                      $  4,342       $  4,058       $ 13,429       $ 11,727

Operating expenses:
   Cost of revenues                                              1,402          1,349          4,502          4,739
   Product development                                             770          1,212          2,536          3,438
   Sales and marketing                                             938          1,480          3,303          4,699
   Depreciation and amortization                                   787          1,080          2,541          3,373
   Other general and administrative                              1,153          1,489          3,855          5,019
     Office consolidation charge                                    --             --             --             97
                                                              --------       --------       --------       --------
      Total operating expenses                                   5,050          6,610         16,737         21,365

Operating loss                                                    (708)        (2,552)        (3,308)        (9,638)
   Other income, net                                                85            171            314            588
                                                              --------       --------       --------       --------
Net loss, before cumulative effect of a change in
    accounting principle                                          (623)        (2,381)        (2,994)        (9,050)
Cumulative effect of a change in
    accounting principle(1)                                         --             --             --         (5,000)
                                                              --------       --------       --------       --------
Net loss                                                      $   (623)      $ (2,381)      $ (2,994)      $(14,050)
                                                              ========       ========       ========       ========

Net loss per share:
Basic and diluted, before cumulative effect of a change
    in accounting principle                                   $  (0.03)      $  (0.12)      $  (0.15)      $  (0.45)
Cumulative effect of a change in accounting principle(1)            --             --             --          (0.25)
                                                              --------       --------       --------       --------
Net loss per share, basic and diluted                         $  (0.03)      $  (0.12)      $  (0.15)      $  (0.70)
                                                              ========       ========       ========       ========

Weighted average shares outstanding:
Basic and diluted                                               20,421         20,290         20,363         20,246
                                                              ========       ========       ========       ========

INCOME (LOSS) EXCLUDING CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION, ("EBITDA"(2)):
Net loss                                                      $   (623)      $ (2,381)      $ (2,994)      $(14,050)
Interest income                                                   (100)          (183)          (338)          (639)
Interest expense                                                    10              7             18             22
Income taxes                                                        --             --             --             --
Depreciation and amortization                                      787          1,080          2,541          3,373
                                                              --------       --------       --------       --------
Income (loss) before interest, taxes, depreciation and
    amortization                                                    74         (1,477)          (773)       (11,294)
Cumulative effect of a change in accounting principle               --             --             --          5,000
                                                              --------       --------       --------       --------
Income (loss), excluding cumulative effect of change in
   accounting principle and before interest, taxes,
   depreciation and amortization                              $     74       $ (1,477)      $   (773)      $ (6,295)
                                                              ========       ========       ========       ========

Income (loss) per share, excluding cumulative effect of
   change in accounting principle and before interest,
   taxes, depreciation and amortization                       $   0.00       $  (0.07)      $  (0.04)      $  (0.31)
                                                              ========       ========       ========       ========

(1) Effective January 1, 2002, we adopted a new accounting standard, which resulted in the discontinuation of amortization of goodwill and certain other intangible assets.
(2) In order to better assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating and liquidity performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                    SEPTEMBER 30,  DECEMBER 31,
                                                                        2003         2002(1)
                                                                    ------------   ------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable     $ 18,046      $ 17,299
     Accounts and unbilled receivables, net(2)                           2,906         3,595
     Prepaid and other current assets                                    1,029           994
                                                                      --------      --------
          Total current assets                                          21,981        21,888

Investments                                                                 --         3,066
Property and equipment, net                                              2,119         2,668
Goodwill and intangible assets, net                                      3,933         4,957
Other assets                                                               342           334
                                                                      --------      --------
          Total assets                                                $ 28,375      $ 32,913
                                                                      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                  $  2,343      $  3,563
     Deferred revenue                                                    2,993         3,346
     Current portion of long-term liabilities                               45            67
                                                                      --------      --------
          Total current liabilities                                      5,381         6,976

Long-term liabilities, net of current portion                                6            41
                                                                      --------      --------
          Total liabilities                                              5,387         7,017

Shareholders' equity:
     Common stock                                                       91,404        91,223
     Accumulated deficit and other comprehensive income                (68,416)      (65,327)
                                                                      --------      --------
          Total shareholders' equity                                    22,988        25,896

          Total liabilities and shareholders' equity                  $ 28,375      $ 32,913
                                                                      ========      ========


Total cash, investments, and related interest receivable              $ 18,046      $ 20,365
                                                                      ========      ========


(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2002.

(2)  Includes unbilled receivables of $522 and other receivables of $18.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2003 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.